Exhibit 99.2
UDR to Acquire Five Operating Communities and One
Pre-Sale Venture for $455.1 Million
Creates Strategic Foothold in Boston Market with Three Communities Containing 586 Homes
Denver, CO, September 7, 2010 — UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), today announced the acquisitions and pending acquisition of the following communities:

							Monthly
						Actual /	Income per
			Purchase	Price per	Year Built /	Anticipated	Occupied
Community	Location	Homes	Price (M)	Home (K)	Renovated	Closing Date	Home

Operating
1818 Platinum Triangle	Anaheim, CA	265	$70.5	$266.0	2009	8/19/10	$1,838
Marina Pointe	Marina del Rey, CA	583	157.5	270.2	1993	3Q 2010	1,707
Garrison Square	Boston, MA	160	98.0	612.5	1887/1990	3Q 2010	3,406
Ridge at Blue Hills	Braintree, MA	186	40.0	215.1	2007	3Q 2010	1,492
Domain Brewers Hill	Baltimore, MD	180	46.0	255.6	2009	8/19/10	1,975
Pre-Sale Venture
Lodge at Stoughton[1]	Stoughton, MA	240	$43.1	$179.7	NA	3Q 2010	TBD

Total/Weighted Average		1,614	$455.1	$282.0			$1,936
The communities will be financed via cash, available capacity under the company’s credit facility and the assumption of $92 million of first mortgages on Marina Pointe and Ridge at Blue Hills with a current weighted average interest rate of 2.3%.
“We are extremely excited to expand our portfolio in our core markets and enter the Boston market, one of the nation’s least affordable homeownership markets,” said Tom Toomey, president and CEO. “Our entry into Boston exemplifies our strategy of owning homes in markets characterized by low home affordability with superior growth prospects.” Mr. Toomey continued, “We have also secured the acquisitions of three communities recently developed by The Hanover Company — 1818 Platinum Triangle, Ridge at Blue Hills and Domain Brewers Hill — at a substantial discount to their cost. The

[1]	Pre-sale venture with an affiliate of The Hanover Company. Anticipated completion in the fourth quarter of 2012.

Hanover Company is widely recognized for developing the highest quality apartment communities that feature condo quality finishes and amenities. Collectively, these acquisitions will further enhance the overall quality of our portfolio as measured by average monthly income per occupied home, age and home size.”
1818 Platinum Triangle is located in the heart of Anaheim’s Platinum Triangle neighborhood, an emerging community in Orange County. The community is a short walk to The Grove of Anaheim live music venue, Angel Stadium and the Honda Center — home to Orange County’s two champion sports teams. Residents have easy access to all of Southern California via I-5, SR-57 and SR-22 freeways, The Anaheim Metrolink and John Wayne Airport. The community is located minutes away from Orange County’s coastal communities, UCI Medical Center, Disneyland, Westfield Main Place and The Block at Orange. Community amenities include a fitness center with state-of-the-art equipment, theater and game rooms, multiple courtyards containing water features and an outdoor fireplace, an on-site parking garage and a rooftop pool and outdoor kitchen with views of the Angel Stadium and Disneyland. The community’s one- and two-bedroom homes feature generous floor plans, condo quality finishes with wood or tile flooring throughout and chef-caliber kitchens with granite countertops.
Marina Pointe is located in Marina del Rey and is minutes from popular attractions such as Fisherman’s Village, Burton Chace Park, Mother’s Beach, Venice, Santa Monica and Beverly Hills. The community is close to Los Angeles International Airport and just 30 minutes from downtown Los Angeles. The acquisition of Marina Pointe creates a 1,051 home “pod” with two existing UDR communities, Jefferson at Marina del Rey (immediately adjacent) and Tierra del Rey (two blocks east). UDR is currently reviewing several revenue enhancing improvements for the community including adding washers and dryers and upgrading the kitchens and bathrooms. Community amenities include a business center, theatre room, fitness center, abundant underground parking, and a resort style swimming pool and spa surrounded by landscaped courtyards. The community’s homes include walk-in closets, fireplaces, nine-foot ceilings, and private patios and balconies.
Garrison Square is located at the crossroads of Boston’s historic Back Bay and South End neighborhoods and just steps away from both the orange and green lines of the “T”, greater Boston’s subway system. This core, infill location is a short walk to Back Bay’s fashionable shops, and the South End’s galleries and restaurants and borders Southwest Corridor Park and Copley Place. Community amenities include a rooftop terrace with a view of the Boston skyline, landscaped gardens, a private courtyard with fountains, concierge service, and on-site structured parking. The community’s one-, two- and three-bedroom homes include generous floor plans, condo quality finishes, chef-caliber kitchens, large closets and washers and dryers.
Ridge at Blue Hills is situated in the heart of Braintree, close to South Shore Plaza and just thirteen miles from the Boston CBD. The “T” stations in Braintree and Quincy are minutes away, alternatively Ridge at Blue Hills offers easy access to major traffic arteries. Community amenities include a fitness center with state-of-the-art equipment, outdoor fireplace and poolside grill, theatre room with surround sound and stadium seating, and a resort-style swimming pool. The community’s one- and two-bedroom homes feature generous floor plans, condo quality finishes including designer kitchens with black on black appliances, maple cabinetry, slate tile bathroom flooring and full size washers and dryers.

Domain Brewers Hill is located on the corner of South Conkling and Toone Streets, part of Brewers Hill, the newly revitalized Canton neighborhood just east of downtown Baltimore. The location provides easy access to I-895 (Harbor Tunnel Thruway) and I-95, with direct access to Washington, D.C. and Philadelphia. The community is minutes to the Inner Harbor, John Hopkins Medical Center, John Hopkins Bayview, Harbor East, Patterson Park and Fells Point. Community amenities include a resident lounge, conference center, fitness center with state-of-the-art equipment, two courtyards with fireplaces and grilling areas, and an on-site parking garage. The community’s one- and two-bedroom homes feature generous floor plans, condo quality finishes including hardwood floors, slate tile entryway flooring, large walk-in closets, granite kitchen and bath countertops, chef-caliber kitchens with stainless steel appliances and views of downtown Baltimore and the harbor.
UDR will also enter into a pre-sale venture with an affiliate of The Hanover Company to develop a 240-home community built to the same quality and amenity specifications as other recently acquired Hanover communities. Lodge at Stoughton will be well located and served by the “T” commuter rail station located 3.4 miles to the southwest and will feature immediate highway access to Route 24 (0.3 miles west), the second largest industrial arterial serving the Boston area.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2010, UDR owned or had an ownership position in 51,823 apartment homes including 748 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.
Certain statements made in this press release may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on

Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.
Contact: UDR, Inc.
H. Andrew Cantor, UDR, Inc.
acantor@udr.com
720-283-6083